SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
August 4, 2005
Date of Report (Date of earliest event reported)

Eli Lilly and Company
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation)	001-06351 (Commission File Number)	35-0470950 (IRS Employer Identification No.)

Lilly Corporate Center Indianapolis, IN (Address of principal executive offices)	46285 (Zip Code)
(317) 276-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
On August 9, 2005, Eli Lilly Services, Inc. (the “Issuer”), an indirect wholly-owned finance subsidiary, organized in the British Virgin Islands, of Eli Lilly and Company (the “Company”), completed the issuance and sale of $1,500,000,000 billion aggregate principal amount of its 13-Month Floating Rate Extendible Notes (the “Notes”), pursuant to a Floating Rate Extendible Notes Dealer Agreement (the “Dealer Agreement”), dated as of August 4, 2005, between the Issuer, the Company and the dealers named therein. The Company will fully and unconditionally guarantee payment of the principal of, and interest, if any, on the Notes.
The Issuer intends to lend the proceeds from this offering to its direct parent, Eli Lilly S.A., an indirect wholly-owned operating subsidiary of the Company through which the Company conducts certain of its international operations. Eli Lilly S.A. intends to use the funds lent to it by the Issuer to fund dividends ultimately to be paid to the Company. The Company intends to use any proceeds to it from the offering for general corporate purposes in a manner consistent with the American Jobs Creation Act of 2004.
The Notes and the related guarantee have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the Notes were offered and sold only to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) in compliance with Rule 144A.
In connection with the issuance and sale of the Notes and the related guarantee, the Company and the Issuer entered into an indenture (the “Indenture”), dated as of August 9, 2005, by and among the Company, the Issuer and Citibank, N.A., as trustee. The terms of the Notes are governed by the Indenture. The initial maturity date of the Notes is September 1, 2006, but holders of the Notes may extend the maturity of the Notes, generally in monthly increments, up to September 1, 2010, in accordance with the terms of the Notes.
The Notes accrue interest from and including August 9, 2005 to but excluding the date of payment thereof. Interest is payable in arrears on the first day of each month, commencing on and including September 1, 2005, and on the maturity date. The rate at which interest accrues on the principal amount of the Notes for each interest period is the coupon rate specified below. Such interest accrues on the basis of the actual number of days in each Interest Period and a year of 360 days.
The coupon rate is a per annum rate equal to (i) 3.53% for the first interest period for such Note; and (ii), for each other interest period, LIBOR for such interest period plus an applicable margin. The margin for any interest period shall be determined as of the first day of such interest period (the “Date of Determination”) based on the table below.

Date of Determination	Margin

On or after the Interest Payment Date in September 2005 but prior to the Interest Payment Date in September 2006	-0.03%

On or after the Interest Payment Date in September 2006 but prior to the Interest Payment Date in September 2007	-0.01%

On or after the Interest Payment Date in September 2007 but prior to the Interest Payment Date in September 2008	+0.01%

On or after the Interest Payment Date in September 2008 but prior to the Interest Payment Date in September 2009	+0.03%

On or after the Interest Payment Date in September 2009	+0.03%

On each interest payment date occurring in March, June, September and December of each year on or after the interest payment date in September 2006, the Issuer may elect to redeem the Notes, in whole or in part, on not less than 30 nor more than 60 days’ prior notice to the Trustee, the dealers and holders of the Notes to be redeemed, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus any unpaid interest thereon that has accrued to, but excluding, the redemption date.

In the event of the occurrence of (i) a default in any payment of interest on a Note and the continuation thereof for a period in excess of 30 days; (ii) a default in any payment of principal on a Note; (iii) certain events involving bankruptcy, insolvency or reorganization of the Issuer; or (iv) a default or breach of certain material covenants or warranties of the Issuer or the Company in the Indenture, and the continuance thereof for 90 days after holders of at least 25% of the outstanding Notes provide notice to the Issuer, Company and trustee (or the trustee provides notice to the Issuer and the Company), then in any such case the trustee or the holders may, by satisfying the notice provisions of the Indenture and the Notes, declare the principal amount of, plus any accrued and unpaid interest on, all the Notes to be due and payable immediately.
The foregoing descriptions of the Notes and the guarantee are qualified in their entirety by reference to the full text of the 13-Month Floating Rate Extendible Notes, the related guarantee and the Indenture.
Item 9.01     Financial Statements and Exhibits
Exhibit 4.1: Indenture, dated as of August 9, 2005, by and between the Issuer, the Guarantor and Citibank, N.A., as trustee, relating to $1,500,000,000 billion aggregate principal amount of 13-Month Floating Rate Extendible Notes.
Exhibit 4.2: Officers’ Certificate Pursuant to Section 3.01 of the Indenture, dated as of August 9, 2005 (including from of Note and related guarantee).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eli Lilly and Company (Registrant)
Date: August 10, 2005	By:	/s/ Thomas W. Grein
		Name:	Thomas W. Grein
		Title:	Vice President and Treasurer

EXHIBIT INDEX

Exhibit No.	Document Description

Exhibit 4.1	Indenture, dated as of August 9, 2005, by and between the Issuer, the Guarantor and Citibank, N.A., as trustee, relating to $1,500,000,000 billion aggregate principal amount of 13 Month Floating Rate Extendible Notes.

Exhibit 4.2	Officers’ Certificate Pursuant to Section 3.01 of the Indenture, dated as of August 9, 2005 (including from of Note and related guarantee).